                                                                    EXHIBIT 12.2

                             METRIS COMPANIES INC.
   COMPUTATION OF RATIOS OF EARNING TO FIXED CHARGES AND PREFERRED DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                        Three Months Ended March 31,              Year Ended December 31,
                                                        ----------------------------              -----------------------
                                                          1999           1998         1998     1997     1996       1995    1994
                                                          ----           ----         ----     ----     ----       ----    ----
Earnings before income taxes: (1)                           $35,360       $18,250   $ 93,248  $61,883  $32,546     $7,449  $3,503

Preferred dividend requirement                              $ 4,525                 $  1,100
Ratio of earnings before tax expense to net income             1.63                     1.63
                                                        -------------------------------------------------------------------------
Preferred dividends (2)                                     $ 7,394       $     0   $  1,789

Fixed Charges: (1)
   Interest on indebtedness, and
    amortization of debt expense                              9,375         6,643     30,513   11,951    4,106      1,217       -
   Interest factor of rental expense                            895           406      2,134    1,313      378         50      26
                                                        --------------------------------------------------------------------------
                                                             10,270         7,049     32,647   13,264    4,484      1,267      26

    Total fixed charges and preferred dividends              17,664         7,049     34,436   13,264    4,484      1,267      26

                                                        -------------------------------------------------------------------------
Total available earnings                                    $45,630       $25,299   $125,895  $75,147  $37,030     $8,716  $3,529
                                                        =========================================================================

Ratio of earnings to fixed charges                             2.58          3.59       3.66     5.67     8.26       6.88  134.16

(1) As defined in item 503(d) of Regulation S-K.

(2) The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.